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Exhibit 5.1

[SHEARMAN & STERLING LLP LETTERHEAD]

September 3, 2003

UTStarcom, Inc.
1275 Harbor Bay Parkway
Alameda, California 94502

Re:
Registration Statement on Form S-3

Ladies and Gentlemen:

        We have acted as counsel for UTStarcom, Inc., a Delaware corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended, of $402,500,000 aggregate principal amount of 0.875% Convertible Subordinated Notes due 2008 (the "Notes"), and such indeterminate number of shares of Common Stock, $0.00125 par value, of the Company, as may be required for issuance upon conversion of the Notes (the "Conversion Shares"). The Notes and the Conversion Shares are to be offered and sold by certain securityholders of the Company (the "Selling Securityholders").

        In connection with the foregoing, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents and corporate and public records, as we deem necessary, as a basis for the opinion hereinafter expressed. In our examination we have assumed the genuineness of all signatures, the authenticity of all documents presented to us as originals and the conformity to the originals of all documents presented to us as copies. In rendering our opinion, we have relied as to factual matters upon certificates and representations of officers of the Company.

        Our opinions set forth below are limited to the laws of State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States and we do not express any opinion concerning any other laws.

        Based on the foregoing and having regard for such legal considerations as we deem relevant, we are of the opinion that the Notes have been duly authorized, and when the Notes, in the form included in the Indenture dated as of March 12, 2003, between the Company and State Street Bank and Trust Company of California, N.A., as Trustee (the "Indenture"), have been duly completed, executed, authenticated and delivered in accordance with the Indenture and sold and delivered as described in the Registration Statement on Form S-3 relating to the Notes and the Conversion Shares (such Registration Statement, as it may be amended from time to time, is herein referred to as the "Registration Statement") and its related prospectus, the Notes will be valid and binding obligations of the Company entitled to the benefits of the Indenture, subject to the following:

  (a)
  We express no opinion as to (i) the effect of any bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances and preferences, (ii) rights to indemnification and contribution contained in the Notes, the Indenture and the Registration Rights Agreement dated as of March 12, 2003 between the Company and Banc of America Securities LLC, Credit Suisse First Boston LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, which may be limited by applicable law or equitable principles, or (iii) the effect of general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance, injunctive relief or other equitable relief, and limitations on rights of acceleration regardless of whether considered in a proceeding in equity or at law.

  (b)
  To the extent that the obligations of the Company under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee under the Indenture has been duly organized, is validly existing and is in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes a legally valid, binding and enforceable obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

        We are of the further opinion that the Conversion Shares have been duly authorized and, when issued by the Company upon conversion of the Notes in accordance with the Indenture, will be legally issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and the prospectus included therein.

Sincerely,
SHEARMAN & STERLING LLP
/s/ SHEARMAN & STERLING LLP

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  Exhibit 5.1